    MORTGAGE
                                                                    SunTrust Mortgage
                                                                    901 Semmes Avenue
                                                                    Richmond, Virginia 23224

                                                                    Exhibit 1
Management's Assertion Concerning Compliance
with USAP Minimum Servicing Standards

February 21, 2006

As of and for the year ended December 31, 2005, SunTrust Mortgage, Inc. and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a SunTrust Banks, Inc. and subsidiaries fidelity bond and errors and omissions policy in the amount of $150 million.

/s/ Sterling Edmunds, Jr
Sterling Edmunds, Jr.
Chairman, Chief Executive Officer

/s/ Marvin L. Watts
Marvin L. Watts
Executive Vice President, Executive Servicing &
Operations Manager

/s/ John R. Purcell, Jr.
John R. Purcell
Loan Servicing Manager